Exhibit 99.5

DAVION HEALTHCARE PLC

REPRESENTATIONS PURSUANT TO INSTRUCTION 2 TO ITEM 8.A.4 OF FORM 20-F

March 4, 2026

Division of Corporation Finance

U.S. Securities and Exchange Commission

Washington, D.C. 20549

Re: Davion Healthcare Plc

File No. 33-289205

Post-Effective Amendment No. 3 to Registration Statement on Form F-1

Ladies and Gentlemen:

In connection with Post-Effective Amendment No. 3 (the “Amendment”) to the Registration Statement on Form F-1 (File No. 33-289205) (the “Registration Statement”), Davion Healthcare Plc (the “Company”), a foreign private issuer with a fiscal year end of December 31, hereby makes the following representations pursuant to Instruction 2 to Item 8.A.4 of Form 20-F.

The Registration Statement, as amended, includes the audited financial statements of the Company for the fiscal year ended December 31, 2024. The Amendment relates solely to the registration of securities for resale by selling shareholders and does not involve a primary offering by the Company or the issuance of new securities by the Company.

The Company is relying on Instruction 2 to Item 8.A.4 of Form 20-F to comply with the 15-month requirement for the age of audited financial statements and hereby represents that:

1.       The Company is not required to comply with the 12-month requirement for the age of audited financial statements in any jurisdiction outside the United States.

2.       Compliance with the 12-month requirement in connection with this resale-only Amendment would be impracticable and would involve undue hardship. The Amendment does not involve a primary offering or capital raising transaction by the Company, and the preparation and audit of financial statements for the fiscal year ending December 31, 2025 prior to the ordinary course completion of the Company’s annual reporting cycle would impose unnecessary expense and burden without providing material incremental information to investors in the context of a resale registration.

3.       The Company expects to have available audited financial statements for the fiscal year ending December 31, 2025 in the ordinary course and to file such audited financial statements within the time period required under applicable reporting requirements.

4.       The Company will not request effectiveness of Post-Effective Amendment No. 3 to the Registration Statement if, at the time such Amendment is declared effective, the audited financial statements included therein are more than 15 months old.

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The Company acknowledges that:

• the Company is responsible for the adequacy and accuracy of the disclosure in the Registration Statement;

• Staff comments or changes to disclosure in response to Staff comments do not foreclose the Commission from taking any action with respect to the Registration Statement; and

• the Company may not assert Staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Very truly yours,

DAVION HEALTHCARE PLC

By: /s/ Jack Kaye

Name: Jack Kaye

Title: Chief Executive Officer

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